CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm included on the cover page and under the caption of "Independent Registered Public Accounting Firm" in the Statement of Additional Information. We also consent to the reference to our firm under the caption "Financial Highlights" in the Prospectuses and to the use of our reports dated September 21, 2016 (for the USAA Aggressive Growth Fund, USAA Capital Growth Fund, USAA First Start Growth Fund, USAA Growth Fund, USAA Growth & Income Fund, USAA High Income Fund, USAA Income Fund, USAA Income Stock Fund, USAA Intermediate-Term Bond Fund, USAA Money Market Fund, USAA Science & Technology Fund, USAA Short-Term Bond Fund, USAA Small Cap Stock Fund, and the USAA Value Fund) on the financial statements and financial highlights as of and for the periods ended July 31, 2016 in the Post-Effective Amendment Number 134 to the Registration Statement (Form N-1A No. 33-65572).

San Antonio, Texas

November 22, 2016